Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY CELEBRATES ITS 100th RESTAURANT
BY OPENING THE NASDAQ STOCK MARKET
Company Will Present at the JPMorgan Conference the Following Day in New York City

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – November 22, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that it will open The NASDAQ Stock Market on November 28, 2005 to commemorate the recent opening of its 100th Cheesecake Factory restaurant in Palm Beach Gardens, Florida.

          “We are pleased to be opening The NASDAQ Stock Market in celebration of our 100th restaurant,” commented David Overton, Chairman and CEO.  “It is a milestone in the Company’s 27-year history and we would like to take this opportunity to thank our guests for supporting The Cheesecake Factory and Grand Lux Cafe restaurants throughout the years.  We would also like to thank our staff members for their continued commitment to excellence.”

          The Company will also present at the JPMorgan Consumer & Retail Holiday Conference in New York City on November 29, 2005 at 11:20 a.m. Eastern Time.  David Overton, Chairman and CEO, and Michael Dixon, Senior Vice President and CFO, will be presenting on behalf of the Company.

          The presentation at the JPMorgan Conference will be webcast on the Company’s website at www.thecheesecakefactory.com and can be accessed by clicking on the “Investors” link and selecting the “Audio Webcasts” option.  An archive of the webcast will be available within 24 hours of the live presentation through December 28, 2005.

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 102 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates six upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100